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                                                                   EXHIBIT 10.46

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (the "Agreement"), by and between Quanta Services, Inc., a Delaware corporation ("Employer"), and John
R. Wilson ("Employee"), is hereby entered into and effective as of this 21st day of May 2003.

                                 R E C I T A L S

         A. As of the date of this Agreement, Employer is engaged primarily in the business of specialty electrical contracting for electric utilities, telecommunications and cable television providers, and transportation, commercial and industrial customers.

         B. Employee is employed hereunder by Employer in a confidential relationship wherein Employee, in the course of Employee's employment with Employer, has and will continue to become familiar with and aware of non-public information of Employer, including but not limited to, Employer's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by Employer, and future plans with respect thereto ("Confidential Information"), all of which has been and will be established and maintained at great expense to Employer; this information is a trade secret and constitutes the valuable goodwill of Employer.

                               A G R E E M E N T S

         In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereto hereby agree as follows:

         1.       Employment and Duties.

         (a) Employer hereby employs Employee as President of Electric Power and Gas Operations of the Employer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a President of Electric Power and Gas Operations of the Employer and will report directly to the Chief Executive Officer of Employer. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to Paragraph 1(c) hereof, agrees to devote Employee's time, attention and efforts to promote and further the business of Employer.

         (b) Employee shall faithfully adhere to, execute and fulfill all reasonable policies established by the Board of Directors of Employer (the "Board").

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         (c)      Employee shall not, during the term of his employment
                  hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 4 hereof.

         (d) Following termination of Employee's employment with Employer for any reason, Employee shall immediately resign form any and all offices and positions he holds with Employer or any subsidiary, or affiliated entity, of Employer.

         2.       Compensation.

         For all services rendered by Employee, Employer shall compensate Employee during Employee's period of employment hereunder as follows:

         (a) Base Salary. The base salary payable to Employee shall be $300,000 per year, payable on a regular basis in accordance with Employer's standard payroll procedures but not less than monthly. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its discretion, any such increase is warranted. Such recommended increase would, in all likelihood, require approval by the Board or a duly constituted committee thereof.

         (b) Incentive Bonus Plan. Employee shall participate in Employer's Management Incentive Bonus Plan for the fiscal year ending December 31, 2003 at a level commensurate with Employee's position, and subject to adjustment periodically based on competitive practices of the peer group used by Employer for purposes of competitive compensation benchmarking payable in cash or equities as determined by Employer in its sole discretion. Employee will participate in other current and future incentive bonus plans as determined by the Board or a duly constituted committee thereof.

         (c) Executive Perquisites, Benefits, and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from Employer in such form and to such extent as specified below:

                  (i) Payment of all premiums for coverage for Employee and Employee's dependent family members under health, hospitalization, disability, dental, life and other insurance plans that Employer may have in effect from time to time.

                  (ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of Employee's services pursuant to this Agreement. Employee shall appropriately document, in reasonable detail, all reimbursable

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         expenses upon submission of any request for reimbursement, and in a format and manner consistent with Employer's expense reporting policy.

                  (iii) Employer shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other Employer-wide employee benefits as available from time to time.

         3.       [Intentionally left blank.]

         4.       Non-Competition.

         (a) Employee hereby agrees that Employee will not (without Employer's consent), during the period of Employee's employment with Employer, and for a period of one (1) year following the date Employee ceases to be employed by Employer or any direct or indirect subsidiary of Employer, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                  (i) engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative, in any specialty electrical, telecom or cable television contracting business for electric utilities, telecommunications and cable television providers, and transportation, commercial and industrial customers, within the United States or within 100 miles of any other geographic area in which Employer or any of Employer's direct or indirect subsidiaries conducts business, including any territory serviced by Employer or any of its subsidiaries (the "Territory");

                  (ii) call upon any person who is, at that time, within the Territory, an employee of Employer (including the subsidiaries thereof) for the purpose or with the intent of enticing such employee away from or out of the employ of Employer (including the direct or indirect subsidiaries thereof);

                  (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Employer (including the direct or indirect subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with Employer or any subsidiary of Employer within the Territory; or

                  (iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor, which candidate was, to Employee's actual knowledge after due inquiry, either called upon by Employer including the direct or indirect subsidiaries thereof) or for which Employer made an acquisition analysis, for the purpose of acquiring such entity.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than two percent (2%)of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

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         (b)      Because of the difficulty of measuring economic losses to
Employer as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Employer for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by Employer in the event of breach by him, by injunctions and restraining orders.

         (c) It is agreed by the parties that the foregoing covenants in this Paragraph 4 impose a reasonable restraint on Employee in light of the activities and business of Employer (including Employer's direct and indirect subsidiaries) on the date of the execution of this Agreement and the current plans of Employer (including Employer's direct and indirect subsidiaries); but it is also the intent of Employer and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of Employer (including Employer's direct and indirect subsidiaries) throughout the term of this Agreement, whether before or after the date of termination of the employment of Employee. For example, if, during the term of this Agreement, Employer (including Employer's direct and indirect subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then Employee will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this Agreement.

         It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with Employer (including Employer's direct and indirect subsidiaries), or similar activities, or business in locations the operation of which, under such circumstances, does not violate clause (a) of this Paragraph 4, and in any event such new business, activities or location are not in violation of this Paragraph 4 or of employee's obligations under this Paragraph 4, if any, Employee shall not be chargeable with a violation of this Paragraph 4 if Employer (including Employer's direct and indirect subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

         (d) The covenants in this Paragraph 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

         (e) All of the covenants in this Paragraph 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

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         (f)      Notwithstanding any other provision of this Agreement, if
Employee's employment is terminated by Employer for other than good cause, then no non-competition provision shall be enforceable for any period of time following expiration of the Severance Period as defined in Paragraph 6(d) below

         5.       Place of Performance.

         Nothing contained herein shall be deemed to require Employee to relocate from Employee's current residence to a geographic location other than the Houston, Texas metropolitan area to carry out Employee's duties and responsibilities under this Agreement.

         6.       Term; Termination; Rights on Termination.

         The term of this Agreement shall begin on the date hereof and continue for three (3) years (the ++nitial Term"), and thereafter, unless terminated sooner as herein provided, shall automatically renew for consecutive one-year terms on the same terms and conditions in effect as of the time of each such renewal (each such one-year term, a Renewal Term" and, all Renewal Terms together with the Initial Term, the "Term"). This Agreement and/or Employee's employment may be terminated in any one of the followings ways:

         (a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

         (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from Employee's full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), Employer may terminate Employee's employment hereunder provided Employee is unable to resume Employee's full-time duties at the conclusion of such notice period. Also, Employee may terminate Employee's employment hereunder if his health should become impaired to an extent that makes the continued performance of Employee's duties hereunder hazardous to Employee's physical or mental health or life, provided that Employee shall have furnished Employer with a written statement from a qualified doctor to such effect and provided, further, that, at Employer's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by Employer who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from Employer, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement or for one (1) year, whichever amount is greater.

         (c) Good Cause; Good Reason. Employer may terminate the Agreement ten (10) days after delivery of written notice to Employee for "good cause", which shall be: (i) Employee's willful, material and irreparable breach of this Agreement; (ii) Employee's gross negligence in the performance or intentional nonperformance or inattention continuing for ten (10) days after receipt of

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written notice of need to cure of any of Employee's material duties and responsibilities hereunder; (iii) Employee's willful dishonesty, fraud or material misconduct with respect to the business or affairs of Employer; (iv) Employee's conviction of a felony crime; or (v) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

         Employee may terminate his employment under this Agreement ten (10) days after delivery of written notice to Employer for "good reason", which shall exist if, within twelve (12) months following a Change in Control, Employee (i) is offered a Lesser Position (as defined below), or (ii) is required to relocate in violation of Paragraph 5 of this Agreement. "Lesser Position" shall mean a new position or a change in the Employee's position, which, compared with Employee's position with Employer immediately prior to the Change in Control,
(i) offers a lower level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs), or (ii) materially reduces Employee's duties or level of responsibility. In the event of such a termination of his employment, Employee shall be entitled to receive severance benefits as provided in Paragraph 13(d) below.

         (d) Without Good Cause. At any time after the commencement of employment, either Employee or Employer may, without good reason or good cause, respectively, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the other party. Should Employee be terminated by Employer without good cause during the Term, Employer shall deliver to Employee promptly a waiver and release agreement waiving and releasing any claims Employee may have against Employer under the terms of this Agreement in form reasonably satisfactory to Employer and Employee, and upon Employee's execution thereof, Employee shall receive from Employer, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Term (the Initial Term or the then current Renewal Term, as applicable) or for one
(1) year, whichever amount is greater (such period of time, the "Severance Period"). If Employee resigns or otherwise terminates Employee's employment without good reason pursuant to this Paragraph 6(d), Employee shall receive no severance compensation.

         (e) Change in Control of Employer. In the event of a "Change in Control of Employer" (as defined below) during the Term, refer to Paragraph 13 below.

         Upon termination of his employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above or in Paragraph 13 hereof. All other rights and obligations of Employer and Employee under this Agreement shall cease as of the effective date of termination, except that Employer's obligations under Paragraph 10 hereof and Employee's obligations under Paragraphs 4, 7, 8, 9, 11 and 18 hereof shall survive such termination in accordance with their terms.

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         If termination of Employee's employment arises out of Employer's failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, as determined by a court of competent jurisdiction or pursuant to the provisions of Paragraph 18 below, Employer shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee's rights hereunder.

         7.       Return of Company Property.

         All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of Employer, or its representatives, vendors or customers which pertain to the business of Employer shall be and remain the property of Employer, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of Employer which is collected by Employee shall be delivered promptly to Employer without request by it upon termination of Employee's employment.

         8.       Inventions.

         Employee shall disclose promptly to Employer any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (1) year hereafter, and which are directly related to the business or activities of Employer and which Employee conceives as a result of Employee's employment by Employer. Employee hereby assigns and agrees to assign all of Employee's interests therein to Employer or its nominee. Whenever requested to do so by Employer, Employee shall execute any and all applications, assignments or other instruments that Employer shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Employer's interest therein

         9.       Trade Secrets.

         Employee agrees that he will not, during or after the Term of this Agreement with Employer, disclose the specific terms of Employer's or its subsidiaries' relationships or agreements with its significant vendors or customers or any other significant and material trade secret of Employer or its subsidiaries, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever other than in the course of performing Employee's duties hereunder.

         10.      Indemnification.

In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by Employer against Employee), by reason of the fact that Employee is or was performing services under this Agreement, then Employer shall indemnify Employee against all expenses (including attorneys'

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fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith except to the extent that such expenses result from Employee's gross, willful or wanton negligence or misconduct or fraud or criminal acts. In the event that both Employee and Employer are made a party to the same third-party action, complaint, suit or proceeding, Employer agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by Employer shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and Employer shall pay all attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use Employee's best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to Employer for errors or omissions made in good faith where Employee has not exhibited gross, willful or wanton negligence or misconduct or performed criminal and fraudulent acts that materially damage the business of Employer.

         11.      No Prior Agreements.

         Employee hereby represents and warrants to Employer that the execution of this Agreement by Employee and his employment by Employer and the performance of Employee's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify Employer for any claim, including but not limited to attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Employer based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

         12.      Assignment; Binding Effect.

         Employee understands that Employer has selected him for employment on the basis of Employee's personal qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee's performance under this Agreement, or any benefits received by Employee pursuant to this Agreement except by will or the laws of descent. Subject to the preceding two sentences and the express provisions of Paragraph 13 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         13.      Change in Control.

         (a) Employee understands and acknowledges that Employer may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of Employer hereunder or that Employer may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Term, then the provisions of this Paragraph 13 shall be applicable.

         (b) In the event of a pending Change in Control wherein Employer and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of

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Employer's business and/or assets that such successor is willing as of the closing to assume and agree to perform Employer's obligations under this Agreement in the same manner and to the same extent that Employer is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by Employer without good cause during the Term, and (i) the noncompetition provision of Paragraph 4 shall not apply; (ii) Employee shall receive from Employer, in a lump-sum payment due on the effective date of such termination, an amount equal to three times the sum of (A) the Employee's annual Base Salary and (B) the higher of (x) the highest annual bonus paid to Employee under the Company's Annual Incentive Plan in effect on the date hereof or a direct predecessor thereto or replacement thereof, for the past three fiscal years and (y) the Employee's annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred, under the Company's Annual Incentive Plan in effect on the date hereof or a direct predecessor thereto or replacement thereof (and annualized for any fiscal year during which the Employee was employed for less than 12 full months), for the most recently completed or current fiscal year during the Term; and (iii) until the third anniversary of the effective date of such termination, Employee and, if applicable, Employee's dependents shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Employer and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (collectively, "Employer Welfare Programs") to the extent applicable generally to other peer executives of Employer and its affiliated companies at the same after-tax cost to Employee as if Employee was employed by Employer, but in no event shall such Employer Welfare Programs provide Employee with benefits that are less favorable, in the aggregate, than the most favorable of such Employer Welfare Programs in effect for Employee at any time during the 120-day period immediately preceding the date of such termination; provided, however if Employer is unable to provide Employee and/or, if applicable, any of Employee's dependents, with any benefits to which Employee or such dependent is entitled pursuant to the terms of this Section 13(b)(iii) under any of the Employer Welfare Programs, Employer shall at its cost provide such benefit at a level no less favorable to Executive than would have been provided under the Employer Welfare Programs under another plan or arrangement, including an individual policy purchased by Employer for Employee or such dependent(s). Employee agrees that if any benefit to be provided under the Employer Welfare Programs is subject to the provisions of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), Employee shall make a timely COBRA election to continue such benefit under COBRA during the applicable COBRA continuation period and Employer shall reimburse Employee for the amount of the COBRA premiums, if any, required to be paid by Employee for such coverage.

         (c) Employee will be given sufficient time and opportunity to elect whether to exercise all or any of Employee's vested options to purchase Employer Common Stock, including any options with accelerated vesting under the provisions of Employer's 1997 Stock Option Plan or any other Employer stock incentive plan, such that Employee may convert the options to shares of Employer Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if Employee so desires.

         (d) In the event that a successor in a pending Change in Control gives notice pursuant to Paragraph 13(b) that it will assume Employer's obligations under this Agreement and at the time of

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or within twelve (12) months following such Change in Control Employee either
(i) terminates this Agreement for good reason (as defined in Paragraph 6(c) of this Agreement) or (ii) is terminated by Employer other than for good cause (as defined in Paragraph 6(c) of this Agreement), then effective as of the date of such termination, (A) the noncompetition provisions of Paragraph 4 shall no longer apply; (B) Employee shall receive from Employer, in a lump-sum payment due on the effective date of such termination, an amount equal to three times the sum of (1) the Employee's annual Base Salary and (2) the higher of (x) the highest annual bonus paid to Employee under the Company's Annual Incentive Plan in effect on the date hereof or a direct predecessor thereto or replacement thereof, for the past three fiscal years and (y) the Employee's annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred, under the Company's Annual Incentive Plan in effect on the date hereof or a direct predecessor thereto or replacement thereof (and annualized for any fiscal year during which the Employee was employed for less than 12 full months), for the most recently completed or current fiscal year during the Term and (C) until the third anniversary of the effective date of such termination, Employee and, if applicable, Employee's dependents shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Employer and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (collectively, "Employer Welfare Programs") to the extent applicable generally to other peer executives of Employer and its affiliated companies at the same after-tax cost to Employee as if Employee was employed by Employer, but in no event shall such Employer Welfare Programs provide Employee with benefits that are less favorable, in the aggregate, than the most favorable of such Employer Welfare Programs in effect for Employee at any time during the 120-day period immediately preceding the date of such termination; provided, however if Employer is unable to provide Employee and/or, if applicable, any of Employee's dependents, with any benefits to which Employee or such dependent is entitled pursuant to the terms of this Section 13(b)(iii) under any of the Employer Welfare Programs, Employer shall at its cost provide such benefit at a level no less favorable to Executive than would have been provided under the Employer Welfare Programs under another plan or arrangement, including an individual policy purchased by Employer for Employee or such dependent(s). Employee agrees that if any benefit to be provided under the Employer Welfare Programs is subject to the provisions of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), Employee shall make a timely COBRA election to continue such benefit under COBRA during the applicable COBRA continuation period and Employer shall reimburse Employee for the amount of the COBRA premiums, if any, required to be paid by Employee for such coverage.

         (e)      A "Change in Control" shall be deemed to have occurred if:

                  (i) any person or entity, other than Employer or an employee benefit plan of Employer, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of Employer and immediately after such acquisition such person or entity is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of Employer; or

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                  (ii)     the following individuals no longer constitute a
                           majority of the members of the Board: (A) the individuals who, as of the date hereof, constitute the Board (the "Current Directors"); (B) the individuals who thereafter are elected to the Board and whose election, or nomination of election, to the to the Board was approved by a vote of at least two-thirds (2/3) of the Current Directors then still in office (such directors becoming "Additional Current Directors" immediately following their election); and (C) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Current Directors and Additional Current Directors then still in office (such directors also becoming "Additional Current Directors" immediately following their election); or

                  (iii) the stockholders of Employer shall approve an agreement for the sale or disposition by Employer of all or a substantial portion of Employer's assets (i.e., 50% or more of the total assets of Employer).

         (f)      Intentionally left blank.

         (g) Employee shall be reimbursed by Employer or its successor for all excise taxes that Employee incurs under Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of any Change in Control, such amount to be determined by Employer or by an accounting firm chosen by Employer. In addition, Employee shall be reimbursed by Employer or its successor for all federal, state and local income taxes and additional excise taxes attributable to the payment pursuant to the preceding sentence and the payment pursuant to this sentence. The amounts, as determined and described in the preceding sentences of this paragraph (g), will be due and payable by Employer or its successor within ten (10) days after Employee delivers a written request for reimbursement accompanied by a copy of Employee's tax return(s) as filed reflecting the excise tax paid by Employee; provided, however, if Employee's tax return reflects an excise tax amount that is less than the amount determined by the Employer or its accounting firm pursuant to this paragraph (g), the Employer shall be required to reimburse Employee in an amount equal to such lesser amount. In addition, it at any time the Employee receives a refund from the Internal Revenue Services of all or any portion of the amount of the excise tax of federal, state or local income taxes described in this paragraph (g) that were paid to Employee's receives receipt o such refund. The amount reimbursed by Employer hereunder shall not be subject to offset or reduction for any amount owed or claimed to be owed to Employer or its successor by Employee. If not paid within ten (10) days from date of demand, the amount due under this subsection shall bear interest at the maximum non-usurious rate allowed by law from the date of demand to the date of payment.

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

         14.      Complete Agreement.

         This Agreement is not a promise of future employment. This Agreement, together with that certain Employment Agreement between Employer and Employee dated March 13, 2002 (the "Change in Control Agreement" and together with this Agreement, the "Employment Documents") supersede any other agreements or understandings, written or oral, between Employer and Employee, and Employee has no oral representations, understandings or agreements with Employer or any of its officers, directors or representatives covering the same subject matter as the Employment Documents. The Employment Documents are the final, complete and exclusive statement and expression of the agreement between Employer and Employee, and the Employment Documents cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a written instrument signed by a duly authorized officer of Employer and Employee, and no term of this Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term. To the extent that the Change in Control Agreement conflicts with this Agreement, the terms of the Change in Control Agreement shall control.

         15.      No Offset.

         Any severance payment(s) made pursuant to this Agreement are not subject to offset or reduction for any amount owed, or claimed to be owed, to Employer or its successor by Employee.

         16.      Notice.

         Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To Employer:     Quanta Services, Inc.
                          1360 Post Oak Boulevard, Suite 2100
                          Houston, Texas 77056
                          Attention: General Counsel

         To Employee:     John R. Wilson
                          99 North Post Oak Lane, # 7204
                          Houston, Texas 77024

All notices, requests, consents, and other communications under this Agreement will be in writing and will be delivered by hand, by nationally recognized overnight courier service, by postage prepaid first class certified or registered mail, return receipt requested, or by facsimile with receipt confirmed. Notices provided in accordance with this Section 16 will be deemed delivered upon (a) personal delivery; (b) one (1) Business Day after delivery to a nationally recognized overnight courier service; (c) three (3) Business Days after deposit in the mail; or (d) confirmation of facsimile delivery. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph.

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

         17.      Severability, Headings.

         If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         18.      Arbitration.

         Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or the controversy. The arbitrators shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs (including reasonable attorneys'
fees), including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in Paragraphs 6(b) and 6(c) hereof, respectively, or that Employer has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by Employer.

         19.      Governing Law.

         This Agreement shall in all respects be construed according to the laws of the State of Texas.

         20.      Counterparts.

         This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:                                       EMPLOYEE:
QUANTA SERVICES, INC.                           JOHN R. WILSON

By:  /s/ JOHN R. COLSON                         By:  /s/ JOHN R. WILSON
    -------------------------                       ----------------------------
    John R. Colson, CEO                             John R. Wilson, Individually

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